Exhibit 99.1

PRESS RELEASE

INX Announces Further Delay of Fourth Quarter and Year End Results

HOUSTON--(BUSINESS WIRE)--April 15, 2010--INX Inc. (NASDAQ: INXI; the “Company”; or “INX”) today announced that it will not file its Form 10-K for the fiscal year ended December 31, 2009 by the end of the fifteen day extension period provided for under its previously filed Form 12b-25 with the Securities and Exchange Commission. The Company needs additional time for the reexamination of the timing of its revenue recognition under Emerging Issues Task Force No. 00-21 ("EITF 00-21"), Revenue Arrangements with Multiple Deliverables, included in the Accounting Standards Codification under ASC 605-25.

As previously announced on March 25, 2010, during the process of closing its books for 2009, the Company identified errors in the application of EITF 00-21, including the identification of and accounting for deliverables under multi-element arrangements, including the treatment of individual product items as separate deliverables under multi-element arrangements, and the Company's application of the residual method of revenue recognition for such multi-element arrangements.  The Company is in the process of evaluating and quantifying the effect of these errors on the timing of revenue recognized in its current and previously issued financial statements. The Company is working diligently on this matter and intends to file its Annual Report on Form 10-K as soon as practicable.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP network communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Service offerings are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

INX Inc.
Brian Fontana
Chief Financial Officer
713-795-2000
Brian.Fontana@INXI.com